PROSPECTUS


                        QUESTAR CORPORATION
           DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                 Common Stock (Without Par Value)


     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Questar Corporation ("Questar" or the "Company") offers interested shareholders and investors a convenient and economical method of investing in shares of the Company's Common Stock (the "Common
Stock").

     The Plan permits full or partial reinvestment of cash dividends paid on Common Stock and also permits participants to make additional investments of $50 to $100,000 per year by personal check, cashier's check, money order, or through automatic monthly deductions from a qualified bank account. All cash dividends paid on shares of Common Stock held in a participant's Plan account are automatically reinvested.

     Participation in the Plan is open to all shareholders of record. Other interested investors may also participate in the Plan.

     Upon written request, participants may receive certificates for whole shares of Common Stock credited to their Plan accounts.
Participants may also receive a check by selling odd lot shares (from 1 to 99) of Common Stock credited to their Plan accounts.

     Participants may deposit their certificated shares in the Plan for safekeeping and reinvestment of dividends.

     Under the Plan, the Company may purchase the shares of Common Stock offered through the Plan on the open market through negotiated transactions or may issue new shares of Common Stock to Plan participants.

     The price for shares of the Company's Common Stock, when purchased on the open market or through negotiated transactions, will be determined by dividing the total cost (including brokerage fees) of all shares purchased by the number of shares purchased during the Investment Period. The price of the Common Stock purchased directly from the Company with reinvested dividends or with optional cash payments will be the regular benchmark closing price of the Common Stock on the composite tape of the New York Stock Exchange on the Investment Date as reflected in the "Wall Street Journal".

     The Company has reserved a total of 10,000,000 shares of Common Stock to be used in connection with the Plan.

     The Company's Common Stock is listed on the New York Stock
Exchange. The closing regular benchmark price of the Common Stock on the New York Stock Exchange on February 8, 2000, was $15.

     This Prospectus should be retained for future reference.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is February 8, 2000


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGES IN THE AFFAIRS OF THE COMPANY TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OR AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.

                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Proxy statements, reports and other information concerning the Company can be inspected and copied during normal business hours at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission at prescribed rates. The Commission also maintains a website at www.sec.gov that contains materials filed by the company. In addition, such material can be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates herein by reference, and at any time hereafter prior to the termination of the offering made by this Prospectus, the Company shall be deemed to have incorporated herein by reference, the quarterly report on Form 10-Q for the period ending September 30, 1999; the Annual Report on Form 10-K for the fiscal year ended December 31,1998, the latest Proxy Statement for an Annual Meeting of Shareholders and all other documents filed by it pursuant to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, subsequent to the filing of such Annual Report on Form 10-K, and all such documents shall be deemed to be part hereof.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written request of any such person, a copy of any or all of the documents incorporated herein by reference, excluding the exhibits thereto. Requests for such documents should be directed to Connie C. Holbrook, Vice President, General Counsel and Corporate Secretary, by mail at 180 East 100 South, P. O. Box 45433, Salt Lake City, Utah 84145-0433, or by telephone at (801)324-5202.

     The Company's principal executive offices are located at 180 East 100 South, Salt Lake City, Utah and its telephone number is
(801)324-5000. The Company's mailing address is P. O. Box 45433, Salt Lake City, Utah 84145-0433.


                         TABLE OF CONTENTS

                                                             Page

The Company.....................................................4
Use of Proceeds.................................................4
Description of the Plan.........................................4
     Purpose....................................................4
     Advantages.................................................4
     Administration.............................................5
     Cost to Participate........................................5
     Participation..............................................5
     Participation Options......................................7
     Cash Investments...........................................8
     Direct vs. Market Purchases................................9
     Reinvestment of Dividends..................................9
     Safekeeping of Certificates...............................10
     Certificates Issued for Shares............................10
     Termination of Participation..............................10
     Sale of Shares............................................11
     Reports to Participants...................................12
     Federal Tax Information...................................12
     Other Information.........................................12
Description of Common Stock....................................13
     Dividend Policy...........................................14
     Liquidation Rights........................................14
     Common Stock Purchase Rights..............................14
Legal Opinion..................................................14
Experts........................................................14
Indemnification of Directors and Officers......................14


                            THE COMPANY

     Questar Corporation (the "Company") is an integrated energy company with $2.2 billion in assets, which is headquartered in Salt Lake City, Utah. The corporation's activities are focused on regulated and nonregulated natural gas and energy services. Nonregulated activities include natural gas and oil exploration and production; energy marketing; and gas gathering and other field services. Regulated activities include retail gas distribution and interstate gas transmission and storage. Other operations include
electronic communications and information-technology services.   The
Company's principal executive business office is located at 180 East 100 South, Salt Lake City, Utah 84111, and its telephone number is
(801)324-5000.

                          USE OF PROCEEDS

     Unless shares of Common Stock are purchased directly from the Company, the Company will receive no proceeds from offering shares of Common Stock through the Plan. The Company does not know the number of shares, if any, that will be purchased directly from the Company under the Plan and, therefore, cannot estimate the proceeds that it will receive from such shares. To the extent that any shares of Common Stock are purchased directly from the Company, the Company intends to use the proceeds from the issuance of such shares for general corporate purposes.

                      DESCRIPTION OF THE PLAN

     The following are the provisions of the Plan, as amended effective February 8, 2000.

Purpose

     1. What is the purpose of the Plan?

     The purpose of the Plan is to provide shareholders and other interested investors with a simple and convenient method of investing cash dividends and optional cash payments in shares of Common Stock.

Advantages

     2.  What are the advantages of the Plan?

     A. Dividends on the shares held in a Participant's account under the Plan are automatically reinvested in additional shares of Common Stock with no action required by the Participant. Common Stock will be purchased with the dividends paid on all or part of the Common Stock registered in a Participant's name according to the instructions received from the Participant on the Participant's Authorization Form. Participants may also purchase shares of Common Stock with optional cash payments of not less than $50 per payment and not more than
$100,000 per calendar year.   Optional cash payments can be made by
personal check, cashier's check, money order, or through automatic monthly deductions from a qualified bank account.

     B. Even though brokerage commissions are paid by Participants in connection with purchases and sales made in the open market under the Plan, such fees are expected to be substantially less than commissions paid by individual investors because a Participant's transactions are aggregated with those of others for the purpose of making stock transactions in large volume. Any such savings are thus shared by all Participants. An administrative fee will be charged on initial cash purchases. No other fee or service charge will be paid by Participants in connection with purchases or sales made in the open market or directly from the Company under the Plan.

     C. Full investment of a Participant's funds is possible because the Plan permits fractional shares, as well as full shares, to be credited to a Participant's account. Dividends on such shares are automatically reinvested in additional shares of Common Stock.

     D. Safekeeping of shares held in a Participant's account under the Plan is assured since certificates for such shares are not issued to the Participant unless so requested. Regular statements of account provide simplified record keeping.

     E. Participants may sell up to 99 shares of stock through the Plan, while incurring only a minimal brokerage fee.

     F. Direct initial share purchases can be made under the Plan with a minimum initial payment of $250 or authorizing automatic monthly deductions of at least $50 from a qualified bank account, while incurring only a $10 administrative fee to establish an account.

Administration

     3.  Who administers the Plan for Participants?

     The Company administers the Plan for the Participants, keeps records, sends statements of account to Participants, and performs other duties relating to the Plan. The Company will use an independent agent when making open market purchases. Shares of Common Stock purchased under the Plan will be held by the Company, or its nominee, as agent for the Participants in the Plan.

Cost to Participate

     4.  What costs are associated with participation in the Plan?

     When the Plan purchases shares from the Company, Participants will not pay any commissions on shares purchased through the Plan. However, when the Plan purchases shares on the open market, Participants would pay commissions on those shares of stock. Because of the volume of shares purchased through the Plan, commissions should be less than those which Participants would otherwise pay should they purchase, individually, a like number of shares.

     Individuals making an initial purchase through the Plan who are not current shareholders on our records will be charged a one time $10 administrative fee to establish an account. The minimum amount to make an initial purchase of shares and establish an account is $250, or by authorizing automatic monthly deductions of at least $50 from a qualified bank account.

     If a Participant requests to sell shares through the Plan, the Participant will pay any related brokerage commission and applicable taxes. Participants may sell up to 99 shares through the Plan.

     At the present time there is no service charge for participating in the Plan. However, the Company reserves the right at any time to charge a quarterly or annual handling fee. The Company now pays any additional administrative cost not stated above.

Participation

     5.  Who is eligible to participate in the Plan?

     All shareholders of record are eligible to enroll in the Plan. A shareholder of record means any shareholder who appears on our records as the registered owner of Questar's Common Stock.

     Other interested investors are eligible to participate in the Plan if they are a resident of a state whose securities laws allow issuers to sell securities without registration as a broker-dealer. Securities laws in some states require an investor to be a shareholder of record to be eligible to participate in our Plan or impose other restrictions on the direct sales of stock. If precluded by state law from making an initial purchase, an interested person will be required to purchase at least one share of Common Stock.

     Citizens or residents of a foreign country should determine whether they are subject to any governmental regulations prohibiting or restricting participation in the Plan.

     Beneficial owners (shareholders who own shares through a broker or trust account) are also eligible to participate if certain conditions are met (see question number 10).

     6.  How does a shareholder participate in the Plan?

     A shareholder may enroll in the Plan at any time by reading this Prospectus and completing the appropriate Authorization Form and
returning it to the Company at the address shown below.   A Prospectus
and an Authorization Form may be obtained at any time by contacting the Company by telephone, in writing, by e-mail, or downloaded from the Company's Internet web page:

                         Questar Corporation
                         Shareholder Services
                         P.O. Box 45433
                         Salt Lake City, Utah 84145-0433
                         Telephone Number:  1-800-729-6788 or
                         (801)324-5885
                         E-Mail: shareholder@qstr.com
                         Web Page: http://www.questar.com

     If the Authorization Form is received on or prior to the record date for a dividend payment, reinvestment of the stockholder's dividends will begin with that dividend payment. If the Authorization Form is received after such record date, reinvestment of dividends may not begin until the dividend payment following the next record date.

     7. How does an investor that is not a shareholder of record participate in the Plan?

     An investor residing in a state that does not preclude investors from making direct purchases from the Company may join the Plan at any time by reading this Prospectus and completing the appropriate Authorization Form and returning it to the Company at the address shown below. The Authorization Form must be accompanied with an initial cash investment of $250 (minimum) to $100,000 (maximum), or by authorizing automatic monthly deductions of at least $50 ($8,333
monthly maximum) from a qualified bank account.   The Prospectus, an
Authorization Form and an Automatic Cash Contribution Authorization Form may be obtained at any time by contacting the Company by telephone, in writing, by e-mail, or downloaded from the Company's Internet web page:

                         Questar Corporation
                         Shareholder Services
                         P.O. Box 45433
                         Salt Lake City, Utah 84145-0433
                         Telephone Number:  1-800-729-6788 or
                         (801)324-5885
                         E-Mail: shareholder@qstr.com
                         Web Page: http://www.questar.com

     Payments must be made by personal check, cashier's check, or money order made payable to Questar Corporation, and mailed or otherwise delivered to the Company, or by automatic monthly
deductions of at least $50 from a qualified bank.   Actual cash or
third party checks will not be accepted and payments must be in United States dollars. Payments received by the Company without a signed Authorization Form will be returned to the investor.

     8. What are the alternatives if an investor would like to participate in the Plan but resides in a state whose securities laws require shares to be sold through registered broker-dealers and exclude the Company from the definition of broker-dealer?

     Such an investor will need to become a shareholder on the Company's records by purchasing at least one share of Common Stock from another individual or broker and have a stock certificate issued in his/her name. Soon after the certificate is issued, the Company automatically sends an Authorization Form and Plan Prospectus to the new shareholder.

     9.  Are there any fees associated with making an Initial Cash
     Investment?

     Individuals who are not current shareholders of record will be charged a one time $10 administrative fee to establish an account when they make an initial purchase through the Plan . The $10 fee will be subtracted from the amount contributed (i.e., an investor sends in a minimum investment of $250, from which the $10 fee will be subtracted and $240 will be invested; or if by automatic monthly deductions, $10 will be deducted from the first minimum monthly investment of $50, and $40 will be invested). Shareholders of record will not be charged an administrative fee of $10 for their initial purchase of stocks.

     Broker commissions are paid by Participants in connection with purchases made in the open market under the Plan; such fees are expected to be substantially less than commissions paid by individual investors because a Participant's transactions are aggregated with those of others for the purpose of making stock transactions in large volume. Any such savings are thus shared by all Participants.

     At the present time there is no service charge for participating in the Plan. However, the Company reserves the right at any time to charge a quarterly or annual handling fee. The Company now pays any additional administrative cost not stated above.

     10. Can beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank nominee or trustee) participate in the Plan?

     Yes, beneficial owners may participate by having at least one share certificated and registered into their own names, or by making arrangements for such participation with the broker or fiduciary institution in whose name the stock is registered without having to transfer any shares into their own names, if the broker or such fiduciary institution agrees to provide such service.

     In the latter case, it is the broker or fiduciary institution that becomes the Participant in the Plan. A Broker and Nominee
Authorization Form may be obtained at any time by writing to the Company at the address shown in question number 6.

Participation Options

     11.  What participation options are available in the Plan?

     Option A. Full Dividend Reinvestment. Shareholders may send in optional cash payments ($50 minimum) to purchase additional shares of stock. Dividends earned on all certificated shares of Common Stock and all Plan shares are reinvested to purchase additional shares of Common Stock.

     Option B. Partial Dividend Reinvestment.  Shareholders  may send in optional cash payments ($50 minimum) to purchase additional shares of stock. Participants designate a specific number of certificated shares on which they want to reinvest the dividends to purchase additional shares of Common Stock, while receiving cash dividends on the balance of certificated shares. All dividends paid on shares held in the Plan are reinvested.

     Option C. Optional Cash Payments Only. Shareholders may send in optional cash payments ($50 minimum) to purchase additional shares of stock. Participants will receive cash dividends for certificated shares. All dividends paid on shares held in the Plan are reinvested.

     Option D. Initial Cash Payment. Investors who are not current shareholders of record may send in optional cash payments to purchase initial and subsequent additional shares of stock. All dividends paid on shares held in the Plan are reinvested. (The Authorization Form must be accompanied with an initial cash investment of $250 or more, or authorize automatic monthly deductions of at least $50 from a qualified bank account. Please see question numbers 7, 8 and 9 for additional information.)

NOTE: If shareholders of record do not indicate a participation option on the Authorization Form, their account will automatically be enrolled in "Full Dividend Reinvestment."

Cash Investments

     12.  How are optional cash payments made?

     The option to make cash payments is available to each Participant. Optional cash payments cannot be less than $50 at any one time or more than $100,000 in total per calendar year and must be made by personal check, cashier's check, or money order made payable to Questar Corporation and mailed or otherwise delivered to the Company at the address specified in question number 6, or by authorizing automatic monthly deductions of at least $50 from a qualified bank account.

     Actual cash or third party checks will not be accepted and payments must be in United States dollars.

     Each cash payment should be accompanied by either the Authorization Form, the portion of a prior statement designed to be returned with an optional cash payment, or appropriate written instructions addressed to the Company.

     13. Can I have optional cash investments automatically deducted from my bank account?

     Yes. You can authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association. The minimum amount for monthly deductions is $50, and the maximum amount is $8,333, and must be in U.S. dollars.

     To initiate this service, you must send in a completed "Automatic Cash Contribution Authorization Form" to the Company at the address listed in question number 6. To change any aspect of the instructions, you must send a revised form to the Company. To terminate deductions, you must notify the Company in writing at least five (5) business days prior to the date scheduled for charging the account.

     Initial set-up and changes to the automatic deduction instructions will be made as soon as practicable. Once automatic deductions begin, funds will be deducted from your designated account on the 25th of each month, or on the next business day if the 25th is not a business day.

     14.  When will optional cash payments be invested?

     The Investment Date for optional cash payments is the last business day of each month. Shares are purchased on the Investment Date (if purchased directly from the Company) or during the Investment Period (if purchased on the open market). The Investment Period is the period beginning up to three business days prior to the Investment Date and extending up to three business days after such date.

     Optional cash payments that have been received but not yet invested will be returned to the Participant upon written request received by the Administrator at any time prior to the Investment
Period or Investment Date.

      Investments made by check, cashier's check, or money order can be sent each month or on an irregular basis. The amounts automatically deducted from a qualified bank account must be the same amount each month.

     Payments are deposited upon receipt by the Company and no interest will be paid by the Company with respect to any optional cash payment.

     Cash payments received after the last business day of each month will be invested on the last business day of the following month.

Direct vs. Market Purchases

     15. Who will make purchases of the Common Stock in the open market under the Plan?

     The Company will designate an Independent Agent to make purchases of the Common Stock in the open market. Subject to certain limitations, the Purchasing Representative shall have full discretion as to all matters relating to such purchases, including determining the number of shares, if any, to be purchased on any day or at any time of that day, the prices paid for such shares, the markets on which such purchases are made, and the persons (including other brokers and dealers) from or through whom such purchases are made.

     16. How many shares of Common Stock will be purchased under the Plan and what will be the price of the shares?

     Each Participant's account will be credited with the number of shares (including fractional shares, computed to three decimal places) equal to the amount invested for the Participant's account divided by the applicable price per share.

     A. Direct Purchases. The price of the Common Stock purchased directly from the Company with reinvested dividends or with optional cash payments will be the regular benchmark closing price of the Common Stock as reported on the consolidated tape of the New York Stock Exchange on the Investment Date as reflected in the "Wall Street Journal" or, if no trading in the Common Stock occurs on such date, on the next preceding date on which trading occurred.

     B. Open Market Purchases. The price of the Common Stock purchased in the open market with reinvested dividends or with optional cash payments will be the weighted average cost of such shares, including brokerage commissions, incurred in connection with the purchase of such shares during the applicable Investment Period. The price per share will be determined by dividing the cost (including all brokerage fees) of all shares purchased with optional cash payments or reinvested dividends during the applicable Investment Period by the total number of shares purchased during such period.

Reinvestment of Dividends

     17.  When will cash dividends be invested?

     Cash dividends are reinvested on the Dividend Investment Date (if purchased directly from the Company) or during the Dividend Investment Period (if purchased on the open market). The Dividend Investment Dates are the dividend payment dates in March, June, September, and December. (The Dividend Investment Period is the period beginning up to three business days prior to the dividend payment date and extending up to three business days after such date.)

     18. Will dividends on shares credited to Plan accounts be reinvested?

     Yes. Dividends on all shares (both full and fractional) credited to a Participant's Plan account directly will automatically be reinvested. Shares must be withdrawn from the Plan in order to receive a dividend check.

     19. Is there a minimum or maximum amount for reinvested dividends?

     Dividends designated for reinvestment through the Plan are not subject to a minimum or maximum amount.

Safekeeping of Certificates

     20. Can certificates be returned to the Company to be held in the Participant's Plan account?

     Certificates for Common Stock may be returned to the Plan Administrator to take advantage of the safekeeping feature of the Plan. The certificates should be mailed to the address shown in question number 22, with instructions to deposit the shares, represented by the certificates, in the Plan account of the Participant. Investors may submit certificates for safekeeping upon initial enrollment in the Plan or at any time while participating in the Plan. The certificates should not be endorsed and registered mail is recommended.

     Common Stock surrendered for safekeeping will be treated as Common Stock purchased through the Plan.

Certificates Issued for Shares

     21. Will certificates be issued for shares of Common Stock purchased pursuant to the terms of the Plan?

     Certificates for shares of Common Stock purchased under the Plan will not normally be issued to Participants. Any shares purchased (including fractional shares) will be credited to Participants' accounts in the Plan and will be shown on their statement of account. However, certificates for any number of whole shares of Common Stock credited to a Participant's account will be issued upon written request. Certificates will not be issued for fractional shares.

     22. How do I receive a stock certificate for shares held in my account?

     Participants may request a stock certificate issued from their Plan balance by submitting a request in writing or signing and returning the applicable portion of the Plan statement, indicating the number of shares to be issued. Mail the request to:

                              Questar Corporation
                              Shareholder Services
                              P. O. Box 45433
                              Salt Lake City, UT 84145-0433

     A certificate will be issued in the name(s) that appear on the Company's records and will be mailed within 15 days of receipt of the Participant's request.

     23. May Common Stock held in a Plan account be transferred or assigned to another person?

     A Participant may transfer or assign Plan shares to another person or entity by meeting the requirements for transfer of stock. Requests for stock transfer requirements should be sent to the address shown in question number 22 or by calling the Company at 1-(800) 729-6788 or (801) 324-5885.

     24. May Common Stock held in a Plan account be pledged as collateral?

     Common Stock held in a Plan account may not be pledged as collateral. Participants wishing to use their Common Stock as collateral must have certificates issued for the shares. The certificates can then be delivered for collateral.

Termination of Participation

     25.  How does a Participant withdraw from the plan?

     In order to terminate participation in the Plan, a Participant must notify the Company in writing or sign and return the applicable portion of the Plan's statement. Upon receipt of the notice the Company will issue a certificate for the whole shares credited to such Participant's account under the Plan and a check for the fractional share. The certificate and check will be issued to the registered account owners only. The notice should be sent to:

                              Questar Corporation
                              Shareholder Services
                              P.  O. Box 45433
                              Salt Lake City, Utah 84145-0433

      If your account balance is less than 100 shares, you may request the Plan Administrator to sell all shares (see question number 28, " May I sell my shares through the Plan?").

     26.  When may a Participant withdraw from the Plan?

     A Participant may withdraw from the Plan at any time. A written request for withdrawal should be sent to the Company at the address shown in question number 25. If the request to withdraw is received by the Company between the dividend record date and the subsequent Investment Period, the termination will be completed after such Investment Period.

     27.  Can the Company cash a Participant out of the Plan?

     The Company has the right to terminate a Participant from the Plan if less than one share is held in the Participant's account. A check will be issued to the Participant for the cash value of any fractional share in the Plan account.

     In addition, the Company may terminate a Participant's participation in the Plan if it believes that such participation may be contrary to the general intent of the Plan or in violation of applicable law. The participant will receive a certificate for whole shares and a check for the cash value of the fractional share in the Plan account.

Sale of Shares

     28.  May I sell my shares through the Plan?

     A Participant may sell up to 99 shares through the Plan. To sell shares, send a written request or sign and return the applicable portion of the Plan statement to the address shown in question number
25. Indicate the number of shares to be sold. A Participant with less than 10 shares in his/her account is required to sell all of such shares. The request must be signed by all account owners and is irrevocable after it has been processed by the Company.

     Any request received by the Company to sell 100 or more shares will be processed as a request to sell up to 99 shares only.

     29.  When will shares be sold?

     Shares will be sold on the open market at least once approximately every two weeks by the Company's appointed Independent Agent. The agent will have full discretion in all matters related to the sale, including the time of sale, sale price and the market or persons through whom the shares are sold. Participants may not specify a price at which to sell their stock.

     A check will be issued for the proceeds of the sale, less the broker commission and any tax withholding, if applicable (if the shareholder has not certified their tax identification number or the Company has been notified by the IRS that the shareholder is subject to backup withholding), and will be made payable to the registered account owners only, within 30 days of receipt by the Plan Administrator of the request for sale.

     Shares held outside the Plan may not be sold through the Plan and the Company, in its discretion, may refuse to sell shares of Common Stock deposited in the Plan for safekeeping or purchased with optional cash payments that have been in a Participant's account for less than 180 days.

     No sale that would terminate an account will be executed between ex-dividend date and the related dividend payment date.

Reports to Participants

     30.   What reports will be sent to Participants?

     As soon as practicable after each Investment Period, the Company will send each affected Participant a statement of account. These statements will provide a continuing record of information with respect to a Participant's account and should be retained for tax purposes. In addition, each Participant will receive copies of the communications sent to all holders of Common Stock, including the Company's annual report to shareholders, proxy materials, and income tax information.

Federal Tax Information

     31. What are the federal income tax consequences if I participate in the Plan?

     Although your dividends will be reinvested, they are subject to income tax as if they were paid to you in cash. You may also be subject to income tax on gains resulting from sales of your shares. You should consult with your own tax adviser concerning your personal tax situation.

     After the end of each calendar year, you will be sent an Information Return summarizing dividends paid to you (i.e., a 1099-Div or 1042S) during the prior year if the total dividend amount is $10 or more. An Information Return summarizing gross sales transactions (i.e., 1099-B) during the prior year will also be sent if the amount of the sale is $20 or more. The Company must also provide this information to the Internal Revenue Service.

     Although the Company makes efforts to assist Participants by providing periodic statements and other reports, Participants have the ultimate responsibility for maintaining their own records for tax and other purposes.

Other Information

     32. What happens if the Company issues a stock dividend, declares a stock split, or has a rights offering?

     Any shares of Common Stock distributed by the Company as a stock dividend on shares credited to a Participant's account or upon any split of such shares will be credited to the Participant's account. Stock dividends or split shares distributed on any certificated shares registered in the name of the Participant will be mailed directly to the Participant in the same manner as to stockholders who are not participating in the Plan.

     Warrants representing rights on any shares registered in the Participant's name and on shares credited to the account of a Participant will be mailed directly to the Participants in the same manner as to stockholders not participating in the Plan.

     33. How will a Participant's shares be voted at meetings of stockholders?

     The proxy card forwarded to each Participant prior to any meeting of stockholders will include both the number of certificated shares entitled to vote that are registered in the Participant's name and the number of shares that are credited to such Participant's Plan account. All such shares will be voted in accordance with the instruction of the Participant on the proxy card.

     If a proxy card is not returned or if it is returned unsigned, none of the Participant's shares indicated on such card will be voted unless the Participant votes in person. If the proxy card is returned signed but without instructions, the Participant's shares will be voted in accordance with the recommendations of the Company's Board of Directors.

     34.  What is the responsibility of the Company under the Plan?

     As the Administrator of the Plan, the Company will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate the Participant's account upon such participant's death prior to receipt of notice in writing of such death, or with respect to the prices or times at which, or sources from which shares are purchased or sold for Participants, or with respect to any fluctuation in market value before or after any purchase or sale of shares.

     The Company cannot assure Participants of profit or protect
Participants against a loss on the shares purchased under the Plan.

     The Company intends to continue paying quarterly dividends, but the payments of dividends will depend upon the Company's future earnings, financial condition, and other factors.

     35.  May the Plan be changed or discontinued?

     The Company reserves the right to suspend, modify, or terminate the Plan at any time. All Participants will receive notice of any such suspension or termination or any action that significantly affects a Participant's rights or obligations under the Plan.

     36.  Who interprets and regulates the Plan?

     Any question of interpretation arising under the Plan will be determined by the Company in accordance with applicable laws of the state of Utah.

     37.  Where should correspondence regarding the Plan be directed?

     All correspondence regarding the Plan should be addressed to:

                              Questar Corporation
                              Shareholder Services Department
                              P. O. Box 45433
                              Salt Lake City, Utah 84145-0433

     The telephone number for the Shareholder Services Department is 1-(800) 729-6788 or (801) 324-5885. The e-mail address for the
Shareholder Services Department is shareholder@qstr.com.

                    DESCRIPTION OF COMMON STOCK

     The Company is authorized to issue 350,000,000 shares of Common Stock without par value. In addition, the Company is authorized to issue up to 5,000,000 shares of Class A Preferred Stock, without par value ("Class A Preferred Stock "), and up to 5,000,000 shares of Class B Preferred Stock, without par value ("Class B Preferred Stock"). The Class A Preferred Stock and Class B Preferred Stock may be issuable from time to time in one or more series by Questar's Board of Directors, without further action by stockholders. The Company has, however, agreed with the Securities and Exchange Commission to undertake not to issue shares of Class A or Class B Preferred Stock unless certain financial tests are satisfied. The Company has not issued any shares of Class A or Class B Preferred Stock.

     The following summary of certain rights and privileges of the holders of Common Stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Articles of Incorporation and the laws of the state of Utah. Holders of Common Stock do not have preemptive or conversion rights. They are entitled to one vote for each share held in connection with the election of directors and other corporate matters and are entitled to receive such dividends as may be declared by the Board of Directors of the Company. The holders of Common Stock do not have cumulative voting rights.

Dividend Policy

     The funds required by the Company to operate and to enable it to pay dividends to holders of the Company's Common Stock are expected to be derived from dividends paid by the Company's subsidiaries.

     Future dividends on Common Stock will be largely dependent upon the financial condition and capital requirements of the Company and its subsidiaries. No assurance can be given as to the amount of future dividends, which will necessarily be dependent on future earnings and financial requirements of the Company and its subsidiaries. The most recent quarterly dividend declared by the Board of Directors on Common Stock was $.17 per share, payable on December 13, 1999, to holders of record on November 19, 1999.

Liquidation Rights

     After satisfaction of the preferential liquidation rights, with respect to preferred stock of the Company or any of its subsidiaries, the holders of Common Stock are entitled to share, ratably, in the distribution of all remaining assets.

Common Stock Purchase Rights

     On February 13, 1996, the Company's Board of Directors declared a dividend distribution of one right ("Rights") for each outstanding share of Common Stock to stockholders of record at the close of business on March 25, 1996. Such Rights will also be issued for any shares of Common Stock issued after March 25, 1996, to Participants under the terms of this Plan. Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $87.50 (the "Purchase Price"), subject to adjustment in certain circumstances. The Purchase Price may be paid, at the election of the registered holder, in cash, shares of Common Stock (valued at their Current Market Value (as defined), or a combination thereof. The description and terms of the Rights are set forth in a Rights Agreement, between the Company and ChaseMellon Shareholder Services, L.L.C. dated as of February 13, 1996.

     The Rights are described in the Rights Agreement, which includes the form of Rights Certificate as an exhibit, attached as Exhibit No. 4 to the Company's Current Report on Form 8-K dated February 13, 1996. These documents are incorporated herein by reference. A copy of the Rights Agreement is available free of charge from the Company.

                           LEGAL OPINION

     Ms. Connie C. Holbrook, the Company's Vice President, General Counsel and Corporate Secretary, has issued an opinion concerning the issuance of shares of Common Stock and Rights pursuant to the terms of the Plan. As of September 30, 1999, Ms. Holbrook owned 94,351 shares of the Company's Common Stock (in her own name and allocated to her account in the Company's Employee Investment Plan) and has currently exercisable options to purchase 114,396 shares of Common Stock pursuant to the terms of the Company's Long-Term Stock Incentive Plan.

                              EXPERTS

     The consolidated financial statements of Questar Corporation and subsidiaries appearing in Questar's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

             INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Utah's Revised Business Corporation Act permits, and in some cases requires, the Company to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against expenses (including attorneys' fees) in specified circumstances. The Company's Bylaws basically provide that the Company shall indemnify directors and officers to the fullest extent permitted by law.

     The Company maintains an insurance policy on behalf of its directors and officers insuring them against certain liabilities, including liabilities under the Securities Act of 1933 as amended. The Company has also entered into individual indemnification agreements with its directors, approved by shareholders, that provide each with a contractual right to receive the maximum indemnification permitted by Utah law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers of the Company pursuant to the foregoing provisions and contracts, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.